Exhibit 10.11

Amended and Restated

John B. Sanfilippo & Son, Inc.

Sanfilippo Value Added Plan

I.	Purposes of the Plan

The purpose of the Plan is to more closely link incentive cash compensation to the creation of stockholder value. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward continuing improvements in stockholder value with an opportunity to participate in a portion of the wealth created. The Plan is amended and restated as of August 27, 2014 to be effective for the 2015 Plan Year and thereafter. All awards under the Plan are intended to qualify as “Cash-Based Awards” under the John B. Sanfilippo & Son, Inc. 2014 Omnibus Plan, as may be amended from time to time (the “Omnibus Plan”), and at the Committee’s discretion may be designated as “performance-based compensation” under Section 162(m) of the Code and any rules and regulations thereunder. In the event of a conflict between the terms of this Plan and the Omnibus Plan, the terms of this Plan will govern.

II. Definitions

“Actual Improvement” means the annual change in SVA, as determined under Section V(B)(1) of the Plan, which can be positive or negative.

“Annual Salary” means, with respect to a Participant, his or her final and actually paid (or fully earned, but not yet paid) annual or pro-rated (in the case of employment for less than the full Plan Year) base salary in a particular fiscal year of the Company.

“Award” has the meaning set forth in the Omnibus Plan.

“Award Agreement” has the meaning set forth in the Omnibus Plan.

“Board” means the Board of Directors of the Company.

“Bonus Declared” means the annual or pro-rated (in the case of employment for less than the full Plan Year) bonus amount for a Plan Year, as determined under Section V of the Plan.

“Bonus Interval” means the amount of SVA growth or diminution as a variance from Target SVA Improvement that would either (A) result in two times the Target Bonus for SVA performance above Target SVA Improvement; or, (B) result in zero times the Target Bonus for SVA performance below Target SVA Improvement.

“Capital Charge” means the Cost of Capital multiplied by the Company’s invested capital, as determined by the Committee in its sole discretion.

“Cause” means, in the judgment of the Committee, (A) the breach by the Participant of any employment agreement, employment arrangement or any other agreement with the Company or a Subsidiary, (B) the Participant engaging in a business that competes with the Company or a Subsidiary, (C) the Participant disclosing business secrets, trade secrets or confidential information of the Company or a Subsidiary to any party, (D) dishonesty, misconduct, fraud or disloyalty by the Participant, (E) misappropriation of corporate funds, (F) failure to substantially perform his or her duties as an employee (for reasons other than physical or mental illness) or (G) such other conduct by the Participant of an insubordinate or criminal nature as to have rendered the continued employment or association of the Participant incompatible with the best interests of the Company and its Subsidiaries.

“Change in Control” means the first date on which one of the following events occurs:

A. the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

B. the sale, transfer or other disposition of all or substantially all of the Company’s assets other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, where more than 50% of the combined voting power of such entity’s securities outstanding immediately after such sale or disposition is owned by persons who were not stockholders of the Company immediately prior to such sale or disposition;

C. a change in the composition of the Board, as a result of which fewer than one-half of the directors following such change in composition of the Board are directors who either (1) had been directors of the Company on the date 12 months prior to the date of the event that may constitute a Change in Control (the “Original Directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of (a) the Original Directors who were still in office at the time of the election or nomination and (b) the directors whose election or nomination was previously approved pursuant to this Clause (2); or

D. any transaction as a result of which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, or any group that is controlled by Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) (during the 12 month period ending on the date of the most recent acquisition of voting securities), directly or indirectly, of the voting securities of the Company representing at least 30% of the total voting power of the Company (with respect to all matters other than the election of directors) represented by the Company’s then outstanding voting securities. For purposes of this Clause (D), the term “transaction” shall include any conversion of the Class A Stock, whether or not such conversion occurs in connection with a sale, transfer or other disposition of such Class A Stock.

For purposes of this definition: (1) the term “person” shall exclude: (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary; and (b) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock (it being understood that for purposes of subsequently determining whether a Change in Control has occurred, all references to the “Company” in the definition of Change in Control shall be deemed to be references to the Company and/or such corporation, as applicable); (2) the term “group” shall exclude any group controlled by any person identified in Clause (1)(A) above and (3) the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative thereto.

Except as otherwise determined by the Committee, any spin-off of a division or subsidiary of the Company to its stockholders will not constitute a Change in Control of the Company.

“Class A Stock” means the Class A Common Stock, $.01 par value per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section IV(A).

“Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such Common Stock shall thereafter be exchanged by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

“Company” means John B. Sanfilippo & Son, Inc., a Delaware corporation, and its successors and assigns.

“Cost of Capital” means the Company’s assumed cost of equity plus its cost of debt, expressed as a percentage, using a weighted average of the expected return on the Company’s debt and equity capital, all as determined in the sole discretion of the Committee. Cost of Capital is intended to reflect the rate of return that an investor could earn by choosing another investment with equivalent risk.

“Declared Bonus Multiple” means the multiple determined in accordance with Section V(B)(4) of the Plan for purposes of determining a Participant’s Bonus Declared.

“Disability” means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or tasks to which such Participant was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period. With respect to any amount payable under the Plan that constitutes deferred compensation under Code Section 409A and is subject to Code Section 409A, the Committee may not find that a Disability exists with respect to the applicable Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Improvement” has the meaning set forth in Section V(B)(2).

“Guidelines” has the meaning set forth in Section IV(B)(3).

“NOPAT” means the Company’s net operating profit after tax, as determined by the Committee from the Company’s audited financial statements.

“Omnibus Plan” has the meaning set forth in Section I.

“Participant” has the meaning set forth in Section III.

“Performance-Based Compensation” has the meaning set forth in the Omnibus Plan.

“Permitted Holder” means:

A. Jasper B. Sanfilippo (“Jasper”), Mathias A. Valentine, (“Mathias”), a spouse of Jasper, a spouse of Mathias, any lineal descendant of Jasper or any lineal descendant of Mathias (collectively referred to as the “Family Members”);

B. a legal representative of a deceased or disabled Family Member’s estate, provided that such legal representative is a Family Member;

C. a trustee of any trust of which all the beneficiaries (and any donees and appointees of any powers of appointment held thereunder) are Family Members and the trustee of which is a Family Member;

D. a custodian under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act for the exclusive benefit of a Family Member, provided that such custodian is a Family Member;

E. any corporation, partnership or other entity, provided that at least 75% of the equity interests in such entity (by vote and by value) are owned, either directly or indirectly, in the aggregate by Family Members;

F. any bank or other financial institution, solely as a bona fide pledgee of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee; or

G. any employee benefit plan, or trust or account held thereunder, or any savings or retirement account (including an individual retirement account), held for the exclusive benefit of a Family Member.

“Plan” means the Amended and Restated John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan.

“Plan Year” means the fiscal year of the Company.

“Retirement” means a Participant’s termination of employment, other than for Cause, if the Participant has either: (A) attained age 60 and completed 5 years of service with the Company or any Subsidiary, or (B) attained age 55 and completed 10 years of service with the Company or any Subsidiary.

“Section 409A” means Code Section 409A and all applicable rules and regulations related thereto.

“Shortfall” has the meaning set forth in Section V(B)(3).

“Subsidiary” means any corporation at least eighty percent (80%) of the outstanding voting stock of which is owned by the Company.

“SVA” means the “stockholder value added” of the Company determined each Plan Year by deducting the Company’s Capital Charge from NOPAT, as determined by the Committee.

“Target Bonus” means the Bonus Declared a Participant would be paid for a Plan Year if Actual Improvement equaled Target SVA Improvement, determined by multiplying a Participant’s Annual Salary for that Plan Year by the Participant’s Target Bonus Percentage for that Plan Year.

“Target Bonus Percentage” means the percentage of a Participant’s Annual Salary, as established or approved by the Committee for purposes of determining a Participant’s Target Bonus.

“Target SVA Improvement” means the targeted improvement in annual SVA growth as determined by the Committee pursuant to Section V(A)(1)(c).

“Termination for Cause” means a determination by the Committee following a Participant’s termination of employment for any reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to such Participant.

“Termination Year” has the meaning set forth in Section VI(B)(1)(a).

III.	Eligibility

An employee of the Company or a Subsidiary who, individually or as part of a group, is selected by the Committee to be eligible to participate in the Plan for the Plan Year shall become a participant as of the first day of such Plan Year, unless otherwise determined by the Committee (each, a “Participant”). Except as provided in this Section III, no Participant or other employee of the Company or any Subsidiary shall, at any time, have a right to participate in the Plan for any Plan Year, notwithstanding having previously participated in the Plan.

IV.	Administration

A.	The Committee

The Board hereby appoints the Compensation Committee of the Board to be the “Committee” hereunder unless a new, independent committee is selected by the Board. For this purpose, a new Committee will be deemed independent if it is comprised solely of two or more directors who are “independent directors” within the meaning of the The Nasdaq Stock Market, Inc.’s rules and regulations. The Board hereby delegates to the Committee all compensation review and approval powers associated with the Plan and the Guidelines.

B.	Powers

The Committee shall have full and exclusive discretionary power to:

1. Interpret and administer the Plan,

2. Determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan,

3. Adopt such rules, regulations, and guidelines (including the establishment of performance criteria) the “Guidelines”, for administering the Plan as the Committee may deem necessary or proper, including the full discretion not to make payment of any or all of the Bonus Declared determined in Section VI, and

4. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or inconsistent with the Company’s Amended and Restated Bylaws, Restated Certificate of Incorporation or Committee charter, allocate all or any portion of its responsibilities and powers under this Plan to any one or more of its members or delegate all or any part of its responsibilities and powers to any person or persons selected by it. Such delegation shall include, unless limited by its terms, all of the responsibility and authority held by the Committee hereunder, and any such allocation or delegation may be revoked by the Committee at any time.

C.	Adjustment to Payments

1. If a Participant violates any Company policy, the Company retains the right to declare forfeited any award granted to a Participant hereunder, to the extent it remains unpaid; provided, however, that in the event that a Participant’s prior Plan Year’s Bonus Declared has not yet been paid at the time the Company declares such Participant’s award forfeited, such forfeited amounts shall be distributed to other Participant(s) (other than with respect to Awards designated as Performance-Based Compensation) on a pro-rata basis, or distributed to other Participant(s) as otherwise determined by the Committee.

2. If (a) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, (b) the Committee determines a Termination for Cause occurred with respect to a Participant or (c) the Company is required by law, rule or regulation or the rules of the stock exchange on which the Company’s securities are listed to “clawback” any amounts paid hereunder, the Committee may require any or all of the following: (i) any award granted to the Participant hereunder, to the extent it remains unpaid at the time of the restatement, be forfeited; provided, however, that in the event that a Participant’s prior Plan Year’s Bonus Declared has not yet been paid at the time the Committee declares such Participant’s award forfeited, such forfeited amounts shall be distributed to other Participant(s) on a pro-rata basis, or distributed to other Participant(s) as otherwise determined by the Committee; and (ii) the Participant shall pay to the Company in cash all of the amounts paid hereunder during the three-year period (or such other period as determined by the Committee) prior to the date the Company is required to prepare the financial restatement based on the erroneous data or the Participant’s termination of employment, as the case may be, together with any other amounts which may be required to be paid under any law, rule or regulation or the rules of the stock exchange on which the Company’s securities are listed.

D.	Third-Party Advisors

The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company and its officers shall be entitled to rely upon the advice or opinion of such persons.

E.	Binding Effect of Committee Actions

All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretations made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation of the Plan.

F.	Foreign Jurisdiction

The Committee shall have the discretion to modify or amend the Plan, or adopt additional terms and/or conditions, as may be deemed necessary or advisable in order to comply with the local laws and regulations of any jurisdiction.

V.	Determination of Bonus Declared

A.	Determination of SVA and Actual Improvement

1. Beginning of Plan Year Determinations. At or around the beginning of each applicable Plan Year, the following determinations shall be made:

a) The Committee shall determine, or approve the determination of, the Company’s annual SVA as of the end of the preceding Plan Year.

b) The Committee shall determine or approve Target Bonus Percentages for each Participant and the Company’s Cost of Capital for the applicable Plan Year.

c) The Committee shall establish the Target SVA Improvement and the Bonus Interval for the applicable Plan Year.

d) The Committee shall adopt Guidelines for the applicable Plan Year.

e) Participation for a given Plan Year shall be evidenced by an Award Agreement, describing applicable terms and conditions of participation for that Plan Year, including whether such award is intended to be treated as Performance-Based Compensation.

2. End of Plan Year Determinations. After the end of each applicable Plan Year, the following determinations shall be made:

a) The Committee shall determine and certify the Company’s annual SVA as of the end of the Plan Year and the resulting Actual Improvement.

b) The Committee shall determine, or approve the determination of, the Declared Bonus Multiple for such Plan Year, consistent with the terms of the Plan and the Guidelines thereunder.

B.	Determination of Bonus Declared

Each Participant’s Bonus Declared, if any, shall be determined for a Plan Year according to the following:

1. The Actual Improvement in SVA for a Plan Year shall be determined by subtracting the SVA for the immediately preceding Plan Year (or such other amount as determined by the Committee) from the SVA for the Plan Year.

2. If the Actual Improvement exceeds the Target SVA Improvement, the amount of that excess shall be the “Excess Improvement”;

3. If the Target SVA Improvement exceeds the Actual Improvement, the amount of that excess shall be the “Shortfall”;

4. The Declared Bonus Multiple shall be determined by comparing the Excess Improvement or Shortfall to the Target SVA Improvement and Bonus Interval, according to the following:

a) If the Actual Improvement equals the Target SVA Improvement, the Declared Bonus Multiple shall equal one (1).

b) If the Actual Improvement exceeds the Target SVA Improvement, the Declared Bonus Multiple shall equal the Excess Improvement divided by the Bonus Interval, plus one (1); provided, however, that if the Declared Bonus Multiple is greater than 2.0, then it shall still be deemed to be 2.0 for the purposes of this Plan and the Guidelines.

c) If the Actual Improvement is less than the Target SVA Improvement, the Declared Bonus Multiple shall equal the Shortfall (expressed as a negative number) divided by the Bonus Interval, plus one (1); provided, however, that if the Declared Bonus Multiple is less than 0, then it shall still be deemed to be 0 for the purposes of this Plan and the Guidelines.

5. The Bonus Declared for each Participant shall equal the Participant’s Target Bonus, multiplied by the Declared Bonus Multiple.

VI.	Payment of Bonus Declared

A.	Payment

1. The Bonus Declared shall be paid by the Company within thirty (30) days following the Committee’s determination of the Declared Bonus Multiple, but in no event earlier than the first day of the Plan Year following the applicable Plan Year and no later than the fifteenth (15th) day of the third month following the end of the applicable Plan Year. In the event that a Participant’s prior Plan Year’s Bonus Declared has not yet been paid at the time such Participant’s award is forfeited pursuant to the terms of this Plan, such forfeited amounts shall be distributed to other Participant(s) (other than with respect to Awards designated as Performance-Based Compensation) on a pro-rata basis, or distributed to other Participant(s) as otherwise determined by the Committee.

B.	Payment Upon Termination of Employment

1. In General. Subject to Section IV(C) and except as specified below, and unless otherwise determined by the Committee, in the event a Participant’s employment is terminated by the Company or by the Participant other than as described in Section VI(B)(2), or the Participant becomes ineligible to participate in the Plan:

a) the Participant shall not be paid any Bonus Declared for the Plan Year in which the termination occurs (the “Termination Year”);

b) in the event that the prior Plan Year’s Bonus Declared has not yet been paid, the Participant shall not be paid any Bonus Declared for such prior Plan Year; provided, however, that any amounts forfeited pursuant to this VI(B)(1)(b) shall be distributed to other Participant(s) (other than with respect to Awards designated as Performance-Based Compensation) on a pro-rata basis, or distributed to other Participant(s) as otherwise determined by the Committee; and

c) the Participant shall have no rights or interests in the Plan thereafter.

Any payments made under this Section VI(B)(1) at the discretion of the Committee shall be within the time set forth in Section VI(A) and the Participant shall have no rights or interests in the Plan thereafter.

2. Upon Death, Disability, Retirement, or Termination by the Company Other than for Cause. Subject to Section IV(C), in the event of a Participant’s death, Disability, Retirement or termination by the Company other than for Cause:

a)	to the extent not previously paid, any Bonus Declared with respect to the Plan Year preceding the Termination Year shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, within the time set forth in Section VI(A);

b)	with respect to the Termination Year, a Participant shall receive a pro-rated Bonus Declared determined in accordance with Section VI(A) of the Plan and such pro-rated Bonus Declared shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, within the time set forth in Section VI(A), for the avoidance of doubt the Bonus Declared is considered “pro-rated” because the Annual Salary used in the determination of the Bonus Declared in Section V is the final and actually paid (or fully earned, but not yet paid) pro-rated base salary; and

c)	the Participant shall have no rights or interests in the Plan thereafter.

3. Condition of Payments. At the discretion of the Committee, any payment hereunder that is due to termination of employment by the Company or by the Participant may be subject to a requirement that the Participant execute a release of claims (including claims relating to age discrimination) against the Company and its Subsidiaries and related persons at the time and in the form determined by the Company from time to time (provided that such requirement shall not cause a delay in the time of payment otherwise provided for herein).

VII.	General Provisions

A.	No Right to Employment or Participation

No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Bonus Declared. Selection for eligibility to participate in the Plan for any given Plan Year shall not entitle the Participant to participate in any subsequent Plan Year.

B.	Plan Expenses

The expenses of the Plan and its administration shall be borne by the Company.

C.	Plan Not Funded

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Declared under the Plan. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of any award or Bonus Declared hereunder. To the extent that a Participant or other person acquires a right to receive payment with respect to a Bonus Declared hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary, as applicable.

D.	Reports

The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by applicable statute, rule, or regulation.

E.	Governing Law

The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of Delaware and applicable federal law, without regard to the conflicts of laws provisions of any state.

F.	Withholding

The Company shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign laws require, including tax laws, with respect to such payments.

G.	No Fiduciary Relationship

Nothing contained in the Plan (or in any document related thereto, including the Guidelines), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant or other person.

H.	Severability

If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

I.	Successors

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

VIII.	Amendment and Termination of the Plan; Change in Control; 409A

A.	Amendment and Termination of the Plan.

1. The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that:

a) Impact on Existing Rights. Except as required by law, no amendment, discontinuance or termination of the Plan shall alter or otherwise affect the amount of a Bonus Declared prior to the date of termination;

b) Impact on SVA Performance Measurement System. No amendment shall be made which would replace the SVA performance measurement system for purposes of determining the Bonus Declared under the Plan during a Plan Year for such Plan Year, provided that, subject to Section VIII(D), the Board or Committee shall have the authority to adjust and establish Target SVA Improvement, Target Bonus Percentages, and other criteria utilized in the SVA performance measurement system during a Plan Year due to, among other reasons, (i) a change in the Company’s business, operations, corporate or capital structure, (ii) a change in the manner in which the Company’s business is conducted or (iii) any other material change or event which will impact one or more elements of SVA in a manner the Committee did not intend, then the Committee may, reasonably contemporaneously with such change or event, make such adjustments as it shall deem appropriate or equitable in the manner of computing the relevant SVA performance measurement system during the Plan Year; and

c) Consequence of Full Termination of Plan. Subject to Section VIII(D), if the Plan is terminated prior to the end of a Plan Year, the Bonus Declared for that Plan Year shall be determined and paid to a Participant as set forth in Sections V and VI of the Plan, assuming that Target SVA Improvement for that Plan Year had been achieved, then pro-rated for the actual number of days in the Plan Year before the Plan was terminated. Any such payment shall be subject to the terms and conditions of this Plan.

B.	Consequence of Change in Control

1. The Committee shall determine the treatment of the Bonus Declared to Participants prior to a Change in Control, except that to the extent that the Committee takes no action (and except as otherwise expressly provided for in the Guidelines), in the event of a Change in Control, then the Bonus Declared for that Plan Year shall be determined and paid as set forth in Sections V and VI of the Plan, but assuming that Target SVA Improvement for that Plan Year had been achieved, and pro-rating it for the actual number of days in the Plan Year before the Change in Control and such Bonus Declared shall be paid within the sixty (60) day period following the effective time of the Change in Control.

2. Except as expressly provided for in the Guidelines, the Committee may elect prior to a Change in Control, that, in the event of a Change in Control, the Plan shall continue on in full force and effect or be assumed or an equivalent Plan be implemented by the successor corporation in any Change in Control transaction, or parent or subsidiary of such successor corporation.

C.	Section 409A

This Plan is intended to be exempt from Section 409A. However, to the extent Section 409A applies to any payment hereunder, notwithstanding anything to the contrary in this Plan the following shall apply:

1. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Section 409A;

2. A Participant shall not be entitled to any payments resulting from or arising due to a “termination of employment”, “termination” or “retirement” (or other similar term having a similar import) unless (and until) such Participant has “separated from service” within the meaning of Section 409A; and

3. To the extent any provision of the Plan or action by the Committee would subject any Participant to liability for interest or additional taxes under Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan will be exempt from Section 409A (or if subject to Section 409A, compliant with Section 409A), and the Plan shall be interpreted and construed on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve exemption from (or compliance with) Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any payments to such person under the Plan (including any taxes and penalties under Section 409A), and the Company (or any affiliate or subsidiary) shall have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

D.	Code Section 162(m)

Any Award designated to be treated as Performance-Based Compensation shall be subject to Section 15 of the Omnibus Plan. This Plan, and any Award Agreement hereunder, shall be interpreted consistent with Code Section 162(m) and applicable rules and regulations thereunder.